Exhibit 99.1

April 29, 2020

SiteOne Landscape Supply Announces First Quarter 2020 Earnings

First Quarter 2020 Highlights (Compared to First Quarter 2019):

•	Net sales increased by 10% to $459.8 million

•	Organic Daily Sales increased by 5%

•	Gross profit increased 10% to $142.8 million; gross margin declined 10 basis points to 31.1%

•	Net loss of $17.5 million, compared to net loss of $24.1 million

•	Adjusted EBITDA loss of $3.6 million, compared to loss of $5.9 million

•	Completed the acquisitions of Wittkopf Landscape Supplies, Empire Supplies, The Garden Dept., and Big Rock Natural Stone and Hardscapes

•	Announced the appointment of Shannon Versaggi as Chief Marketing Officer effective February 17, 2020

Post-Quarter Highlights:

•	On April 1, 2020 borrowed approximately $100 million under $375 million ABL Facility to increase cash position and financial flexibility in light of COVID-19 uncertainty

ROSWELL, GA. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its first quarter ended March 29, 2020 (“First Quarter 2020”).

“As the COVID-19 pandemic evolved in March, we quickly focused on four fundamental objectives: 1) keep everyone safe to include our associates, customers, suppliers and communities where we live and operate, 2) provide exceptional service and support to our customers, 3) manage our business to align with lower near-term demand, and 4) take care of our associates all along the way. I am extremely proud of our team as we work together in this very challenging and uncertain environment to accomplish these objectives for the benefit of all our stakeholders,” said Doug Black, Chairman and CEO of SiteOne.

“Our strong first quarter results were dampened in the last two weeks of March as the execution of federal, state and local COVID-19 restrictions and safety measures brought about a swift reduction in demand. Despite this, we delivered very solid results for the full quarter with 5% Organic Daily Sales growth along with EBITDA margin expansion and EBITDA dollar improvement,” continued Black. “We very rapidly implemented the CDC guidelines and modified our time-off policies in order to keep our associates safe, operate safely and support our customers who provide essential services for the maintenance, safety and welfare of our communities. We have also taken steps to manage our business by furloughing select associates with the support of the CARES Act, increasing our cash on hand by borrowing against our ABL facility, postponing pending acquisitions and tightening our expenses and capital spending. With these actions, we believe that we have ample flexibility to navigate through the uncertain times ahead. As the leading distributor to an essential industry, SiteOne remains well positioned to support our customers, suppliers and communities during this extraordinary time, while continuing to build our capabilities for the future.”

First Quarter 2020 Results

Net sales for the First Quarter 2020 increased to $459.8 million, or 10%, compared to $417.3 million for the prior-year period. Organic Daily Sales increased 5% compared to the prior year period driven by strength in landscaping products. Acquisitions contributed $20.7 million, or 5%, to net sales growth for the quarter.

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Gross profit increased to $142.8 million, or 10%, compared to $130.0 million for the prior-year period. Gross margin declined 10 basis points to 31.1% for the First Quarter 2020.

Selling, general and administrative expenses (“SG&A”) for the First Quarter 2020 increased to $167.1 million from $155.8 million in the same period last year. SG&A as a percent of net sales decreased to 36.3%, an improvement of 100 basis points compared to the same period last year due to solid organic sales growth and good expense management.

Net loss improved to $17.5 million, compared to a net loss of $24.1 million during the same period in the prior year, driven by higher net sales and an increased tax benefit.

Adjusted EBITDA improved to a loss $3.6 million for the First Quarter 2020, compared to a loss of $5.9 million for the prior-year period.

Balance Sheet and Liquidity

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of March 29, 2020, was $650.2 million compared to $627.0 million as of March 31, 2019. Net debt to Adjusted EBITDA for the last twelve months was 3.2 times compared to 3.6 times at the same time last year.

On April 1, 2020 SiteOne strengthened its cash position and financial flexibility by borrowing approximately $100 million under its $375 million ABL Facility amid the COVID-19 situation. As of April 27, 2020 SiteOne has approximately $122 million cash on hand and approximately $47 million in available capacity under its ABL Facility.

Outlook

We continue to operate as an essential business with all our branches open and serving customers. So far in April we are experiencing an Organic Daily Sales decline of approximately 11%. This decline has been consistent from the last week of March through the first four weeks of April. We expect this trend to continue in the near-term given government mandated COVID-19 related restrictions and would anticipate an improvement in demand when restrictions are eased. As a result of uncertainties surrounding the on-going impact of COVID-19, we are withdrawing our previously provided 2020 Adjusted EBITDA guidance range.

Conference Call Information

SiteOne management will host a conference call today, April 29, 2020, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13701880. The replay will be available until 11:59 p.m. (ET) on May 13, 2020.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

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Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2020 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: the potential negative impact of the COVID-19 pandemic (which, among other things, may exacerbate each of the risk listed below); economic downturn or recession; cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; ability to pass along product cost increases; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; risks associated with our large labor force (including work stoppages due to COVID-19); retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions (which have worsened and may continue to worse as a result of the COVID-19 pandemic); credit sale risks; performance of individual branches; environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; computer data processing systems; cybersecurity incidents; security of personal information about our customers; intellectual property and other proprietary rights; the possibility of securities litigation; unanticipated changes in our tax provisions; our substantial indebtedness and our ability to obtain financing in the future; increases in interest rates; risks related to our common stock; terrorism or the threat of terrorism; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net Debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

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SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

Assets	March 29, 2020	December 29, 2019
Current assets:
Cash and cash equivalents	$22.0	$19.0
Accounts receivable, net of allowance for doubtful accounts of $9.5 and $8.3, respectively	295.7	283.4
Inventory, net	545.0	427.1
Income tax receivable	22.7	7.0
Prepaid expenses and other current assets	30.8	29.3
Total current assets	916.2	765.8

Property and equipment, net	111.9	104.9
Operating lease right-of-use assets, net	239.5	231.0
Goodwill	207.0	181.3
Intangible assets, net	162.8	150.6
Deferred tax assets	1.6	1.9
Other assets	7.5	7.8
Total assets	$1,646.5	$1,443.3

Liabilities and Equity
Current liabilities:
Accounts payable	$251.4	$162.2
Current portion of finance leases	7.9	6.7
Current portion of operating leases	50.5	48.6
Accrued compensation	27.3	39.7
Long term debt, current portion	4.5	4.5
Accrued liabilities	53.8	49.1
Total current liabilities	395.4	310.8

Other long-term liabilities	17.4	13.2
Finance leases, less current portion	19.7	16.2
Operating leases, less current portion	193.2	186.3
Deferred tax liabilities	3.2	3.2
Long-term debt, less current portion	640.1	520.4
Total liabilities	1,269.0	1,050.1

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 41,883,358 and 41,591,727 shares issued, and 41,862,447 and 41,570,816 shares outstanding at March 29, 2020 and December 29, 2019, respectively	0.4	0.4
Additional paid-in capital	268.0	261.5
Retained earnings	120.3	137.8
Accumulated other comprehensive loss	(11.2)	(6.5)
Total equity	377.5	393.2
Total liabilities and equity	$1,646.5	$1,443.3

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SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended
	March 29, 2020	March 31, 2019

Net sales	$459.8	$417.3
Cost of goods sold	317.0	287.3
Gross profit	142.8	130.0

Selling, general and administrative expenses	167.1	155.8
Other income	1.0	1.1
Operating loss	(23.3)	(24.7)

Interest and other non-operating expenses, net	7.7	9.0
Loss before taxes	(31.0)	(33.7)
Income tax benefit	(13.5)	(9.6)
Net loss	$(17.5)	$(24.1)

Net loss per common share:
Basic	$(0.42)	$(0.59)
Diluted	$(0.42)	$(0.59)
Weighted average number of common shares outstanding:
Basic	41,766,317	40,964,224
Diluted	41,766,317	40,964,224

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SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	March 29, 2020	March 31, 2019
Cash Flows from Operating Activities:
Net loss	$(17.5)	$(24.1)
Adjustments to reconcile Net income to net cash used in operating activities:
Amortization of finance lease right-of-use assets and depreciation	7.0	6.8
Stock-based compensation	2.5	1.8
Amortization of software and intangible assets	9.3	8.6
Amortization of debt related costs	0.5	0.5
Loss on extinguishment of debt	—	0.4
Loss on sale of equipment	0.1	0.1
Other	0.4	0.7
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(10.9)	21.1
Inventory	(112.5)	(88.1
Income tax receivable	(15.7)	(8.3
Prepaid expenses and other assets	(1.6)	12.8
Accounts payable	84.1	42.9
Accrued expenses and other liabilities	(11.3)	(23.7
Net Cash Used In Operating Activities	$(65.6)	$(48.5)

Cash Flows from Investing Activities:
Purchases of property and equipment	(4.6)	(6.4)
Purchases of intangible assets	(1.1)	(0.2
Acquisitions, net of cash acquired	(45.2)	(12.8)
Proceeds from the sale of property and equipment	0.2	0.2
Net Cash Used In Investing Activities	$(50.7)	$(19.2)

Cash Flows from Financing Activities:
Equity proceeds from common stock	5.7	0.6
Repayments under term loan	(1.1)	(2.2)
Borrowings on asset-based credit facility	179.6	140.5
Repayments on asset-based credit facility	(59.2)	(64.5)
Payments of debt issuance costs	—	(0.9)
Payments on finance lease obligations	(1.8)	(1.7)
Payments of acquisition related contingent obligations	(2.0)	—
Other financing activities	(1.6)	(0.4)
Net Cash Provided By Financing Activities	$119.6	$71.4

Effect of exchange rate on cash	(0.3)	0.1
Net Change In Cash	3.0	3.8

Cash and cash equivalents:
Beginning	19.0	17.3
Ending	$22.0	$21.1

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	6.7	8.9
Cash paid during the year for income taxes	0.4	0.2

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SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2020	2019				2018
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Reported Net income (loss)	$(17.5)	$2.5	$34.6	$64.7	$(24.1)	$(2.1)	$29.9	$63.1
Income tax (benefit) expense	(13.5)	(5.6)	9.7	19.3	(9.6)	(5.6)	2.4	14.7
Interest expense, net	7.7	7.5	8.2	8.7	9.0	8.3	9.2	8.0
Depreciation and amortization	16.3	14.8	14.6	14.7	15.4	14.0	14.1	12.5
EBITDA	(7.0)	19.2	67.1	107.4	(9.3)	14.6	55.6	98.3
Stock-based compensation(a)	2.5	2.0	2.5	5.4	1.8	1.8	1.9	2.1
(Gain) loss on sale of assets(b)	0.1	0.1	0.1	—	0.1	(0.1)	(0.3)	0.1
Financing fees(c)	—	—	—	—	—	0.1	0.7	—
Acquisitions and other adjustments(d)	0.8	0.9	0.8	1.5	1.5	1.7	2.1	2.5
Adjusted EBITDA(e)	$(3.6)	$22.2	$70.5	$114.3	$(5.9)	$18.1	$60.0	$103.0

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(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2020	2019
	Qtr 1	Qtr 1
Reported Net sales	$459.8	$417.3
Organic Sales(a)	434.8	413.0
Acquisition contribution(b)	25.0	4.3
Selling Days	64	64
Organic Daily Sales	$6.8	$6.5

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(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2019 and 2020.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2020 Fiscal Year. Includes Net sales from branches acquired in 2019 and 2020.

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